Exhibit (h) (4)

FIRST AMENDMENT TO
AMENDED AND RESTATED SERVICING AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED SERVICING AGREEMENT (this “Amendment”) is made effective as of March 1, 2015 by and between Hennessy Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its investment series set forth on Schedule A hereto as it may be amended from time to time (hereinafter referred to each as a “Fund” and together as the “Funds”), and Hennessy Advisors, Inc., a California corporation (“HNNA”).

RECITALS

WHEREAS, the Trust is engaged in business as a diversified open-end management investment company and HNNA serves as investment adviser to the Funds pursuant to one or more investment advisory agreements with the Trust (the “Advisory Agreements”);

WHEREAS, the Trust and HNNA previously entered into an Amended and Restated Servicing Agreement, dated as of February 28, 2014, pursuant to which the Trust retained HNNA to perform services to certain of the Funds that are in addition to the services that HNNA performs for such Funds pursuant to the Advisory Agreements (the “A&R Agreement”); and

WHEREAS, the parties now desire to amend the A&R Agreement to replace Schedule A with an updated schedule.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Trust on behalf of the Funds and HNNA do mutually promise and agree as follows:

1. Schedule A to the A&R Agreement is hereby replaced in its entirety with Schedule A to this Amendment.

2. Except as herein modified or amended, the terms and conditions of the A&R Agreement shall remain unchanged and in full force and effect.

 (Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day first above written.

HENNESSY ADVISORS, INC.

By:           /s/ Neil J. Hennessy
Neil J. Hennessy
President and Chief Executive Officer

HENNESSY FUNDS TRUST

By:           /s/ Neil J. Hennessy
Neil J. Hennessy
President

Signature Page to First Amendment to Amended and Restated Servicing Agreement

SCHEDULE A

(as of March 1, 2015)

Name of Fund	Servicing Fee per Annum (as a % of average daily net assets)
Hennessy Cornerstone Growth Fund	0.10%
Hennessy Focus Fund	0.10%
Hennessy Cornerstone Mid Cap 30 Fund	0.10%
Hennessy Cornerstone Large Growth Fund	0.10%
Hennessy Cornerstone Value Fund	0.10%
Hennessy Large Value Fund	0.10%
Hennessy Total Return Fund	0.10%
Hennessy Equity and Income Fund	0.10%
Hennessy Balanced Fund	0.10%
Hennessy Core Bond Fund	0.10%
Hennessy Gas Utility Index Fund	0.10%
Hennessy Small Cap Financial Fund	0.10%
Hennessy Large Cap Financial Fund	0.10%
Hennessy Technology Fund	0.10%
Hennessy Japan Fund	0.10%
Hennessy Japan Small Cap Fund	0.10%

Schedule A